FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

 and

Footprints Asset Management and Research, Inc.

      THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT  is made and entered into as of November 20, 2014, between Northern Lights Fund Trust III, a Delaware statutory trust (the "Trust"), and Footprints Asset Management and Research, Inc., a Nebraska Corporation (the "Adviser") located at 11422 Miracle Hills Drive, Suite 208, Omaha, Nebraska 68154.

RECITALS:

     WHEREAS, the parties previously entered into that certain Investment Advisory Agreement between Northern Lights Fund Trust III and Footprints Asset Management and Research, Inc., dated as of August 16, 2012 (the “Agreement”);

     WHEREAS, the Adviser has subsequently agreed to amend the annual adivosry fee as a % of net assest of the Footprints Discover Value Fund;

     NOW, THEREFORE, the parties hereto agree as follows:

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Footprints Discover Value Fund	1.00%

         IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: /s/ Andrew Rogers

Name: Andrew Rogers

Title:   President

Footprints Asset Management and Research, Inc.

                               By: /s/ Steve Lococo__________________

                               Name:

                               Title: